                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                               ASECO CORPORATION
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                               ASECO CORPORATION
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

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        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                               ASECO CORPORATION
                          500 DONALD LYNCH BOULEVARD
                         MARLBORO, MASSACHUSETTS 01752

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 11, 1998

  The Annual Meeting of Stockholders of Aseco Corporation (the "Company") will be held at the offices of Choate, Hall & Stewart, 36th Floor, Exchange Place, 53 State Street, Boston, Massachusetts on Tuesday, August 11, 1998 at 10:00 A.M., for the following purposes:

    1. To elect one director for a three-year term.

    2. To approve an amendment to the Company's 1993 Employee Stock Purchase Plan increasing the number of shares issuable under such plan from 100,000 to 150,000.

    3. To ratify the Board of Directors' selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 28, 1999.

    4. To transact such other business as may properly come before the meeting, and any or all adjournments thereof.

  Stockholders of record at the close of business on July 1, 1998 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

                                          By Order of the Board of Directors

                                          Robert V. Jahrling
                                          Secretary

Dated: July 10, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE IN ORDER THAT YOUR SHARES MAY BE REPRESENTED.

                               ASECO CORPORATION
                          500 DONALD LYNCH BOULEVARD
                         MARLBORO, MASSACHUSETTS 01752

                              PROXY STATEMENT FOR
                        ANNUAL MEETING OF STOCKHOLDERS

  This Proxy Statement is furnished to the holders of common stock of Aseco Corporation (the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders to be held on August 11, 1998 and at any adjournments of that meeting. The enclosed proxy is solicited on behalf of the Board of Directors of the Company. Each properly signed proxy will be voted in accordance with the instructions contained therein, and, if no choice is specified, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting.

  A person giving the enclosed proxy has the power to revoke it, at any time before it is exercised at the meeting, by written notice to the Secretary of the Company, by sending a later dated proxy, or by revoking it in person at the meeting.

  The approximate date on which this Proxy Statement and the enclosed proxy will first be sent to stockholders is July 10, 1998. The Company's Annual Report to Stockholders for the year ended March 29, 1998 is being mailed together with this Proxy Statement.

  Only holders of common stock of record on the stock transfer books of the Company at the close of business on July 1, 1998 (the "record date") will be entitled to vote at the meeting. There were 3,731,718 shares of common stock outstanding and entitled to vote on the record date.

  Each share of common stock is entitled to one vote. The affirmative vote of the holders of a plurality of the shares represented at the meeting, at which a quorum is present, is required for the election of directors. Approval of the other matters which are before the meeting will require the affirmative vote at the meeting, at which a quorum is present, of the holders of a majority of votes cast with respect to such matters.

  For purposes of the matters before the Annual Meeting, under the Company's By-Laws, a quorum consists of a majority of the issued and outstanding shares entitled to vote on such matters as of the record date. Shares voted to abstain or to withhold as to a particular matter and shares as to which a nominee (such as a broker holding shares in street name for a beneficial owner) has no voting authority in respect of such matter will be deemed represented for quorum purposes. Under the Company's By-Laws, such shares will not be deemed to be voting on such matters, and therefore will not be the equivalent of negative votes as to such matters. Votes will be tabulated by the Company's transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

          STOCK OWNERSHIP OF DIRECTORS, NOMINEES, EXECUTIVE OFFICERS
                          AND PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of May 31, 1998 by (a) each director of the Company and nominee for director, (b) each of the executive officers named in the Summary Compensation Table below, (c) all current directors and executive officers as a group and (d) each person known to the Company to own beneficially 5% or more of the Company's common stock. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares shown as being beneficially owned by such person, based on information provided by such owners.

                                            COMMON STOCK
                                            BENEFICIALLY      PERCENT OF
NAME                                          OWNED(1)   OUTSTANDING SHARES(2)
----                                        ------------ ---------------------
Carl S. Archer, Jr. .......................   260,675             6.62%
Sebastian J. Sicari........................   187,269             4.82
C. Kenneth Gray............................    68,668             1.81
R. Bruce O'Connor..........................     9,884              *
Dennis A. Legal............................       200              *
Sheldon Buckler............................    15,750              *
Sheldon Weinig.............................    15,750              *
Gerald L. Wilson...........................     8,750              *
Equitable Asset Management, Inc.(3) .......   213,900             5.73
511 Union Street, Suite 800
Nashville, TN 37219
Kopp Investment Advisers, Inc.(3)(4).......   325,925             8.73
6600 France Avenue South
Edina, MN 55435
William D. Witter, Inc.(3)(5) .............   343,350             9.20
153 E. 53rd Street
New York, NY 10022
All current directors and executive offi-
 cers as a group (9 persons)...............   527,949            12.68

--------
 * Less than 1%
(1) Includes 431,488 shares which may be acquired by exercise of stock options as of or within sixty days after May 31, 1998 by the current directors and executive officers as a group and individually as follows: Mr. Archer, 203,845; Mr. Sicari, 155,906; Dr. Buckler, 11,750; Dr. Weinig, 14,750; Dr.
    Wilson, 8,750; and other current executive officers, 36,447.
(2) The number of shares deemed outstanding includes 3,731,718 shares outstanding as of May 31, 1998, plus any shares subject to options held by the person or group in question that are exercisable as of or within sixty days after May 31, 1998.
(3) Based solely on information contained in filings made with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act").
(4) Kopp Investment Advisors, Inc. serves as an investment adviser and exercises investment power with respect to all such shares. Kopp Investment Advisors, Inc. disclaims beneficial ownership of all such shares.
(5) Includes 249,850 shares held by William D. Witter, Inc. and 93,500 shares held by Penfield Partners, L.P., an affiliate of William D. Witter, Inc.

                             ELECTION OF DIRECTORS

                              (ITEM 1 OF NOTICE)

  There are currently five members of the Board of Directors, divided into three classes with terms expiring respectively at the 1998, 1999 and 2000 annual meetings of stockholders. The Board has nominated Carl S. Archer, Jr., whose term is expiring, for re-election. Mr. Archer has consented to serve, if elected at the meeting, for a three-year term expiring at the time of the 2001 annual meeting of stockholders and when his successor is elected and qualified. The shares represented by the enclosed proxy will be voted to elect Mr. Archer unless such authority is withheld by marking the proxy to that effect. Mr. Archer has agreed to serve, but in the event he becomes unavailable for any reason, the proxy, unless authority has been withheld as to such nominee, may be voted for the election of a substitute.

  The following information is furnished with respect to the nominee for election as director and each director whose term of office will continue after the meeting.

                                              PRINCIPAL OCCUPATION AND
      NAME AND AGE       DIRECTOR               BUSINESS EXPERIENCE
   AS OF MAY 31, 1998     SINCE                DURING LAST FIVE YEARS
   ------------------    --------             ------------------------
NOMINEE FOR ELECTION FOR TERM OF THREE YEARS EXPIRING IN 2001

Carl S. Archer, Jr.,       1987   Mr. Archer has been Chief Executive Officer of
 61.....................           the Company since November 1987 and Chairman of
                                   the Board of Directors since August 1993. Mr.
                                   Archer served as President of the Company from
                                   November 1987 to June 1998.

DIRECTORS WHOSE TERMS EXPIRE IN 1999

Dr. Sheldon Buckler,       1994   Dr. Buckler served as Vice Chairman of Polaroid
 67.....................           Corporation from 1990 until 1994. Since May
                                   1995, he has served as Chairman of Commonwealth
                                   Energy Systems, an energy utility.
Dr. Gerald L. Wilson,      1996   Dr. Wilson is currently a faculty member and the
 59.....................           Vannevar Bush Professor of Engineering in the
                                   departments of Electrical Engineering and
                                   Mechanical Engineering at the Massachusetts
                                   Institute of Technology. He was Dean of the
                                   School of Engineering at the Massachusetts
                                   Institute of Technology from 1981 until 1991.
                                   Dr. Wilson serves as a Director of Analogic
                                   Corporation, an electronics manufacturing
                                   company, and Commonwealth Energy Systems, and
                                   as a member of the technical advisory boards of
                                   General Motors, Cummins Engine and United
                                   Technologies Corporation.

                                               PRINCIPAL OCCUPATION AND
      NAME AND AGE        DIRECTOR               BUSINESS EXPERIENCE
   AS OF MAY 31, 1998      SINCE                DURING LAST FIVE YEARS
   ------------------     --------             ------------------------
DIRECTORS WHOSE TERMS EXPIRE IN 2000

Sebastian J. Sicari,        1993   Mr. Sicari has been President and Chief
 46.....................            Operating Officer of the Company since June
                                    1998 and Treasurer of the Company since July
                                    1988. Mr. Sicari served as Vice President,
                                    Finance and Administration, and Chief Financial
                                    Officer of the Company from December 1985 to
                                    June 1998.

Dr. Sheldon Weinig, 70..    1996   Dr. Weinig founded Materials Research Company
                                    and served as its Chairman until 1989 when it
                                    was acquired by Sony Corporation of America. He
                                    then served as Vice Chairman of Sony
                                    Engineering and Manufacturing of America until
                                    1996. He is presently a Professor at Columbia
                                    University and the State University of New York
                                    at Stonybrook, New York. Dr. Weinig is a
                                    Director of Insituform Technologies, Inc., a
                                    provider of pipeline reconstruction techniques,
                                    Intermagnetics General Corporation, a
                                    manufacturer of superconducting materials and
                                    magnets, and U.S. Cast Polymer, a materials
                                    company.

                   BOARD OF DIRECTORS AND COMMITTEE MEETINGS

  The Board of Directors has an Audit, Compensation and Nominating Committee.

  The Audit Committee reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent auditors. The directors currently serving on the Audit Committee are Drs. Buckler, Weinig and Wilson. The Audit Committee met two times during fiscal 1998.

  The Compensation Committee reviews and recommends to the Board the compensation and benefits of all officers of the Company and reviews general policy relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options. The directors currently serving on the Compensation Committee are Drs. Buckler, Weinig and Wilson. The Compensation Committee met one time during fiscal 1998.

  The Nominating Committee reviews and recommends to the Board candidates for director. The directors currently serving on the Nominating Committee are Mr. Archer and Drs. Weinig and Buckler. The Nominating Committee met two times during fiscal 1998. The Nominating Committee will consider director nominees recommended by stockholders. Stockholder recommendations of director nominees should be in writing, addressed to the chairman of the committee, Dr. Sheldon Weinig, at the Company's address shown on the first page of this Proxy Statement.

  During fiscal 1998, the Board of Directors of the Company held seven meetings. Each incumbent director attended at least 75% of the aggregate number of the meetings of the Board and the meetings of the committees of the Board on which he served.

                        EXECUTIVE OFFICER COMPENSATION

  The following summary compensation table sets forth the compensation paid or accrued for services rendered in fiscal 1998, 1997 and 1996 to the chief executive officer and the other four most highly compensated executive officers of the Company (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                                           COMPENSATION AWARDS
                                                         -------------------------
                                    ANNUAL COMPENSATION    SHARES      ALL OTHER
                             FISCAL -------------------- UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR  SALARY ($) BONUS ($) OPTIONS (#)     ($)(1)
---------------------------  ------ ---------- --------- -----------  ------------
Carl S. Archer, Jr........    1998   $282,000       --      30,000       $4,533
 President and Chief          1997    267,000       --     145,000(3)     4,083
  Executive Officer(2)
                              1996    262,633   $95,000    145,000(4)     2,930
C. Kenneth Gray...........    1998    161,538       --      20,000        2,404
 Vice President, Sales and    1997    155,000       --      55,000(3)     2,304
  Marketing(5)
                              1996    141,756   100,337     65,000(4)     2,476
Dennis A. Legal...........    1998    128,269       --      20,000        1,194
 Vice President,              1997     80,000       --      30,000          960
  Engineering(6)
                              1996        --        --         --           --
R. Bruce O'Connor.........    1998    150,769       --      30,000        2,040
 Vice President, New          1997        --        --         --           --
  Product Marketing(7)
                              1996        --        --         --           --
Sebastian J. Sicari.......    1998    189,900       --      25,000        1,942
 Vice President, Finance      1997    178,400       --      90,000(3)     2,227
  and
 Administration(8)            1996    161,202   100,337    100,000(4)     1,422

--------
(1) For fiscal 1998, consists of (i) contributions to 401(k) accounts in the amount of $1,500 for each of Messrs. Archer, Gray, O'Connor and Sicari and $375 for Mr. Legal and (ii) insurance premiums paid by the Company during the covered fiscal years with respect to term life insurance for the benefit of the Named Executive Officers.
(2) Mr. Sicari became President of the Company in June 1998. Mr. Archer remains the Chief Executive Officer of the Company.
(3) These options include the grant of options to Messrs. Archer, Gray and Sicari exercisable for 108,750, 41,250 and 67,500 shares, respectively, in replacement of certain options granted in fiscal 1996.
(4) Certain of the options granted in fiscal 1996 to Messrs. Archer, Gray and Sicari were cancelled and replaced with certain options referenced in footnote (2) above.
(5) Mr. Gray resigned from the Company in June 1998.
(6) Mr. Legal resigned from the Company in January 1998.
(7) Mr. O'Connor is no longer an executive officer of the Company.
(8) Mr. Sicari became President and Chief Operating Officer of the Company in June 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth certain information regarding options to purchase shares of the Company's common stock granted during fiscal 1998 by the Company to the Named Executive Officers.

                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                           NUMBER OF     % OF TOTAL                       RATES OF STOCK PRICE
                           SECURITIES     OPTIONS                           APPRECIATION FOR
                           UNDERLYING    GRANTED TO  EXERCISE                OPTION TERM (2)
                            OPTIONS     EMPLOYEES IN   PRICE   EXPIRATION ---------------------
          NAME           GRANTED (#)(1) FISCAL YEAR  ($/SHARE)    DATE        5%        10%
          ----           -------------- ------------ --------- ---------- ---------- ----------
Carl S. Archer, Jr. ....     30,000        10.70%     $9.875    5/10/07   $  482,560 $  768,396
C. Kenneth Gray.........     20,000         7.10       9.875    5/10/07      321,707    512,264
Dennis A. Legal.........     20,000         7.10       9.875    5/10/07      321,707    512,264
R. Bruce O'Connor.......     30,000        10.70       9.875    5/10/07      482,560    768,396
Sebastian J. Sicari.....     25,000         8.90       9.875    5/10/07      402,133    640,330

--------
(1) These options vest in equal quarterly installments over a four-year period beginning on the date of grant.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if such options are not exercised until the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% set by the Securities and Exchange Commission, compounded annually from the dates the respective options were granted until their respective expiration dates and, therefore, are not intended to forecast possible future appreciation, if any, in the common stock. This table does not take into account any actual appreciation or depreciation in the price of the common stock after the date of grant.

        OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

  The following table sets forth information regarding (a) the number of shares acquired upon the exercise of options during fiscal 1998 and the value realized therefrom and (b) the number of vested and unvested options and the unrealized value or spread (the difference between the exercise price and the market value) of the unexercised options issued by the Company and held by the Named Executive Officers on March 29, 1998.

                                                   NUMBER OF SHARES
                                                      UNDERLYING    VALUE OF UNEXERCISED
                                                     UNEXERCISED        IN-THE-MONEY
                            SHARES                   OPTIONS (#)         OPTIONS ($)
                         ACQUIRED ON     VALUE     ---------------- ------------------------
          NAME           EXERCISE (#) REALIZED ($) VESTED  UNVESTED   VESTED      UNVESTED
          ----           ------------ ------------ ------- -------- ------------ -----------
Carl S. Archer, Jr. ....       --            --    194,670  70,330  $    219,330       --
C. Kenneth Gray.........    17,498      $210,560    62,232  35,268        24,370       --
Dennis A. Legal.........       --            --        --      --            --        --
R. Bruce O'Connor.......       --            --      7,500  22,500           --        --
Sebastian J. Sicari.....       --            --    149,563  50,438       182,775       --

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

  Pursuant to Severance Agreements dated December 30, 1996, the Company has agreed to pay each of Messrs. Archer and Sicari severance equal to twelve months of base salary, the average of the annual bonus amounts paid to him for each of the two previous fiscal years, and twelve months of continued health insurance benefits if the Company terminates his employment for any reason other than for cause. In the event either of such individual's employment is terminated at any time after a Change of Control Event for any reason except death, he is entitled to severance equal to twenty-four months of base salary, two times the average of the annual bonus amounts paid to him for each of the two previous fiscal years, and twenty-four months of continued health insurance benefits. A "Change of Control Event" is defined to mean any of the following events: (a) the sale, lease, transfer or other disposition by the Company of all or substantially all of its assets; (b) the merger or consolidation of the Company with another entity in which the stockholders of the Company immediately prior to such merger or consolidation hold less than 50% of the outstanding voting stock of the surviving or resulting corporation immediately following such transaction; or (c) the sale or exchange by the Company's stockholders of greater than 50% of the Company's outstanding voting stock. In addition, upon any Change of Control Event, the Company's repurchase rights with respect to any shares of Common Stock held by such individuals shall lapse and such individuals shall have the right to exercise any options held by them to purchase shares of common stock. These agreements may have the possible effect of discouraging unsolicited takeover attempts.

  The Company has also agreed to pay to Mr. Gray and Mr. Legal pursuant to Severance Agreements dated March 18, 1997 and December 30, 1996, respectively, severance equal to six months of base salary and six months of continued health insurance benefits if the Company terminates his employment for any reason other than for cause. Mr. Gray and Mr. Legal resigned from the Company in June 1998 and January 1998, respectively, and no severance was owed to them by the Company in connection with such resignations.

  As of March 29, 1998, Messrs. Archer, Sicari and Gray held options to purchase 198,750, 142,500 and 51,250 shares, respectively, which stock options by their terms become immediately exercisable in full upon (i) the acquisition by any person, entity or group of more than 35% of the aggregate voting power of the outstanding securities of the Company, (ii) a majority of the Board of Directors ceasing to consist of individuals (A) who are currently members of the Board or (B) for whose nomination for such membership a majority of such current members voted in favor, or (iii) the disposition by the Company of substantially all its business, other than in connection with a mere change of place of incorporation or similar change in form. The Company has also entered into an agreement with Mr. O'Connor pursuant to which all options held by him will become immediately exercisable in full upon a change in control of the Company.

INDEBTEDNESS OF MANAGEMENT

  On April 15, 1996, the Company loaned $140,000 to Sebastian J. Sicari, a director and executive officer of the Company. The loan bears interest at a rate of 5.33% per annum, compounded annually, and is due and payable in full on the earlier of the termination of Mr. Sicari's employment with the Company or April 15, 1999. At March 29, 1998, principal and accrued interest on the loan totalled $154,846. The loan is secured by shares of the Company's common stock owned by Mr. Sicari.

                             DIRECTOR COMPENSATION

  Non-employee directors are paid (i) an annual retainer of $5,000, (ii) $1,000 for each regular or special Board of Directors meeting attended and
(iii) $500 for each Board Committee meeting attended on a day on which no meeting of the Board of Directors is held. Non-employee directors also are reimbursed for their reasonable out-of-pocket expenses incurred in connection with meeting attendance. In addition, under the Company's 1993 Non-Employee Director Stock Option Plan, each non-employee director serving as such on April 30 of each year is automatically granted an option exercisable (subject to a two-year vesting period) for the purchase of 2,500 shares of the Company's common stock at a price per share equal to fair market value at the date of grant, which number was increased to 3,500 effective May 12, 1998. Any non-employee director, upon his or her first election to the Board of Directors, is entitled to receive an option to purchase 15,000 shares of common stock.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  This report, prepared by the Compensation Committee of the Company's Board of Directors (the "Committee"), addresses the Company's executive compensation policies and the basis on which fiscal 1998 executive officer compensation determinations were made. The Committee designs and approves all components of executive pay.

  To ensure that executive compensation is designed and administered in an objective manner, the Committee's members are all non-employee directors. During fiscal 1998, the Committee was composed of Sheldon Buckler, Sheldon Weinig and Gerald L. Wilson.

 Compensation Philosophy

  The objectives of the Company's executive compensation program are to (i) enable the Company to attract, retain and reward executives who contribute to both the short-term and long-term success of the Company, (ii) align compensation with business objectives and individual performance, and (iii) tie the interests of the Company's executives to the interests of the Company's stockholders. The primary components of the Company's executive compensation program are salary, cash bonuses and stock options. In addition, executives are eligible to participate, on a non-discriminatory basis, in various benefit programs provided to all full-time employees, including the Company's stock purchase plan and group medical, disability and life insurance programs. The Committee believes that executive compensation packages should be viewed as a whole in order to properly assess their appropriateness.

  In establishing total compensation packages for its executive officers, the Committee takes into account the compensation packages offered to executives of other semiconductor capital equipment companies of similar stature. These companies are not included in the published industry index represented in the Comparison of Cumulative Total Stockholder Return Graph on page 10. The Committee uses this comparative data primarily as benchmarks to ensure that the Company's executive compensation packages are competitive. The Committee seeks to maintain total compensation within the broad middle range of comparative pay. Individual amounts are based not only on comparative data, but also on such factors as length of service with the Company, prior experience and the Committee's judgment as to individual contributions. These factors are not assigned specific mathematical weights.

 Salary

  Amounts shown under the Salary column of the Summary Compensation Table represent the fixed portion of compensation for executive officers in fiscal 1998. Changes in salary from year to year depend on such factors as individual performance, cost of living changes, and the economic and business conditions affecting the Company. Executive salaries are set at the beginning of each fiscal year.

  Mr. Archer received salary compensation of $282,000 in fiscal 1998. Mr. Archer's salary was based on an assessment of comparative industry salaries.

 Bonus

  Amounts shown in the Bonus column of the Summary Compensation Table, together with stock option grants, represent the variable compensation for executive officers. Cash bonuses are based on the achievement of specific financial performance goals by the Company as well as specific goals and objectives by the executive officer. The Company seeks to structure each executive's bonus so that, if the executive earns his or her maximum bonus, his or her combined salary and bonus will be roughly equal to the average prior year's reported combined salary and bonus of executives holding the same position with other semiconductor capital equipment companies of similar stature. In fiscal 1998, the amount of the bonus pool was dependent on the Company achieving specified milestones related to adjusted operating profit, the Company's newest test handler (the VT

8000) and the Company's recently acquired UK subsidiary (Western Equipment Developments (Holdings) Ltd.). Such milestones were not achieved and, accordingly, no bonuses were paid to executive officers of the Company in respect of fiscal 1998.

 Stock Options

  The Committee believes that stock ownership by executive officers is important in aligning management and stockholder interests in the long-term enhancement of stockholder value. Stock options are awarded based upon the market price of the Company's common stock on the date of grant and are linked to future performance of the Company's stock because they do not become valuable to the holder unless the price of the Company's stock increases above the price on the date of grant. Beginning in fiscal 1994, the Company granted options to its executive officers, the exercisability of which was tied to the Company's achievement of specified financial performance goals. In fiscal 1997, however, the Committee changed its policy in favor of annual grants of options to executive officers, the exercisability of which is tied solely to the continued employment of the executive.

  The number of shares for which options were granted to executive officers in fiscal 1998 was determined by the Committee based upon several factors, including the executive's position, his past and future expected performance, the comparative data described above, and the number of shares under previously granted options. These factors were evaluated in a qualitative manner and were not assigned predetermined weights.

 Deductibility of Executive Compensation

  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executives. Performance-based compensation is excluded from the compensation taken into account for purposes of the limit if certain requirements are met. The Company currently intends to structure its stock options granted to executives in a manner that complies with the performance-based requirements of the statute. The Committee believes that, given the general range of salaries and bonuses for executive officers of the Company, the $1 million threshold of Section 162(m) will not be reached by any executive officer of the Company in the foreseeable future. Accordingly, the Committee has not considered what its policy regarding compensation not qualifying for federal tax deductibility might be at such time, if ever, as that threshold is within range of any executive officer.

                                          Compensation Committee

                                          Sheldon Buckler
                                          Sheldon Weinig
                                          Gerald L. Wilson

               COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

  The following performance graph assumes an investment of $100 on March 16, 1993 (the date the Company's common stock was first registered under Section 12 of the 1934 Act) and compares the changes thereafter in the market price of the Company's common stock with a broad market index (S&P 500) and an industry index (S&P Electronics-Instrumentation). The Company paid no dividends during the periods shown; the performance of the indexes is shown on a total return (dividend reinvestment) basis. The graph lines merely connect fiscal year-end dates and do not reflect fluctuations between those dates.

                             [GRAPH APPEARS HERE]

                           1993     1994   1995    1996    1997    1998
Aseco Corporation         100.00   80.26  111.84  114.47   111.84  82.24

S&P Industry
Group 230-Electronics
(Instrumentation)         100.00  108.36  156.24  209.95   264.51 329.29

S&P 500                   100.00  101.48  117.27  154.92   185.64 274.74

  THE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND THE COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN INFORMATION ABOVE SHALL NOT BE DEEMED "SOLICITING MATERIAL" OR INCORPORATED BY REFERENCE INTO ANY OF THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION BY IMPLICATION OR BY ANY REFERENCE IN ANY SUCH FILING TO THIS PROXY STATEMENT.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No person serving on the Compensation Committee at any time during fiscal 1998 was a present or former officer or employee of the Company or any of its subsidiaries. During fiscal 1998, no executive officer of the Company served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of another entity one of whose executive officers served on the Company's Board of Directors or Compensation Committee.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the 1934 Act requires the Company's officers and directors and persons who own more than ten percent of its common stock to file reports with the Securities and Exchange Commission disclosing their ownership of stock in the Company and changes in such ownership. Copies of such reports are also required to be furnished to the Company. Based solely on a review of the copies of such reports received by it, the Company believes that, during fiscal 1998, all such filing requirements were complied with, except that Mr. Archer and Mr. Sicari each filed one late Form 4 report.

   INCREASE IN SHARES UNDER EMPLOYEE STOCK PURCHASE PLAN (ITEM 2 OF NOTICE)

  The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's 1993 Employee Stock Purchase Plan (the "Stock Purchase Plan") increasing the total number of shares issuable thereunder by 50,000 to 150,000. The purpose of the increase in the number of shares was to permit the continuing availability of shares for purchase by employees, which the Board of Directors believes is necessary to continue to attract and retain key employees.

  Approval of the stockholders is sought under the terms of the Stock Purchase Plan and in order to meet the stockholder approval requirements of Section 423(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code").

DESCRIPTION OF THE STOCK PURCHASE PLAN AS AMENDED

  The Stock Purchase Plan was adopted by the Board of Directors on January 18, 1993 and was subsequently approved by stockholders of the Company on January 29, 1993. The Stock Purchase Plan authorizes the issuance of 150,000 shares of common stock pursuant to the exercise of nontransferable options granted to participating employees. The Stock Purchase Plan is administered by the Compensation Committee.

  All employees of the Company and its subsidiaries whose customary employment exceeds 20 hours per week and more than five months per calendar year, other than those employees who own or would own 5% or more of the stock of the Company, are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan is implemented by one or more offerings of such duration as the Compensation Committee determines, provided that no offering period may be longer than 27 months. An eligible employee participating in an offering will be able to purchase common stock at a price equal to the lesser of (i) 85% of its fair market value on the date the right was granted or (ii) 85% of its fair market value on the date the right was exercised. Payment for common stock purchased under the plan is through regular payroll deduction or lump sum cash payment, or both, as determined by the Compensation Committee. The maximum value of common stock an employee may purchase during an offering period is 6% of the employee's base compensation during such period, calculated on the basis of the employee's compensation rate on the date the employee elects to participate in that offering.

FEDERAL INCOME TAX CONSIDERATIONS

  The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Code, which provides that an employee will not realize any federal tax consequences when such employee joins the Stock Purchase Plan, or when an offering ends and such employee receives shares of the Company's common stock. An employee must, however, recognize income or loss on the difference, if any, between the price at which he or she sells the shares and the price he or she paid for them. If any employee has owned shares purchased under the plan for more than one year, disposes of them at least two years after the date the offering commenced, and the market price of the shares on the date of sale is equal to or less than the purchase price under the Stock Purchase Plan, he or she will recognize a long-term capital loss in the amount equal to the price paid over the sale price. If an employee has owned shares for more than one year, more than two years has elapsed from the date the offering commenced, and the market price of the shares on the date of sale is higher than the purchase price under the Stock Purchase Plan, the employee must recognize ordinary income in an amount equal to the lesser of (i) the fair market value of the shares on the date the offering commenced over the price paid, or (ii) the excess of the amount actually received for the shares over the purchase price. Any further gain would be treated as long-term capital gain.

  If an employee sells shares purchased under the Stock Purchase Plan prior to holding them for more than one year or prior to two years from the date the offering commenced, he or she must recognize ordinary income in the amount of the difference between the price he or she paid and the market price of the shares on the date of purchase and the Company will receive an expense deduction for the same amount. The employee will recognize a capital gain or loss on the difference between the sale price and the market price on the date of purchase. The Company will not be entitled to a tax deduction upon either the purchase or sale of shares under the Stock Purchase Plan if the holding period requirements set forth above are met. The Stock Purchase Plan is not qualified under Section 401(a) of the Code.

     RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS (ITEM 3 OF NOTICE)

  On the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP, independent auditors, as auditors of the Company for the fiscal year ending March 28, 1999. This firm has audited the accounts and records of the Company since 1989. A representative of Ernst & Young LLP will be present at the Annual Meeting to answer appropriate questions from stockholders and will have an opportunity to make a statement if desired.

  The selection of independent auditors is not required to be submitted to a vote of the stockholders. The Board believes, however, it is appropriate as a matter of policy to request that the stockholders ratify the appointment. If the stockholders do not ratify the appointment, the Board will reconsider its selection.


                    STOCKHOLDER PROPOSALS FOR 1998 MEETING

  Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be presented on or before March 9, 1999 for inclusion in the proxy materials relating to that meeting. Any such proposals should be sent to the Company at its principal offices addressed to the Vice President, Finance and Administration. Other requirements for inclusion are set forth in Rule 14a-8 under the 1934 Act.

                                 OTHER MATTERS

  The Company has no knowledge of any matters to be presented for action by the stockholders at the Annual Meeting other than as set forth above. However, the enclosed proxy gives discretionary authority to the persons named therein to act in accordance with their best judgment in the event that any additional matters should be presented.

  The Company will bear the cost of the solicitation of proxies by management, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of common stock.

                                          By order of the Board of Directors

                                          Robert V. Jahrling, Secretary

July 10, 1998

  The Board hopes that stockholders will attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated. Stockholders who attend the Annual Meeting may vote their stock personally even though they have sent in their proxies.

PROXY                            ASECO CORPORATION                         PROXY
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
               ANNUAL MEETING OF STOCKHOLDERS - AUGUST 11, 1998

        The undersigned hereby acknowledge(s) receipt of the Notice and accompanying Proxy Statement, revoke(s) any prior proxies and appoint(s) Carl S. Archer, Jr., Sebastian J. Sicari and Robert V. Jahrling, III and each of them, with power of substitution in each, attorneys for the undersigned to act for and vote, as specified on the reverse, all shares of stock which the undersigned may be entitled to vote at the Annual Meeting of the Stockholders of Aseco Corporation, to be held on Tuesday, August 11, 1998 at Choate, Hall & Stewart, 36th Floor, Exchange Place, Boston, Massachusetts at 10:00 a.m. and at any adjourned sessions thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. ALL PROPOSALS SET FORTH ON THE REVERSE OF THIS PROXY CARD HAVE BEEN PROPOSED BY THE BOARD OF DIRECTORS. IF NO DIRECTION IS GIVEN, THIS PROXY CARD WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR AND "FOR" ALL OTHER PROPOSALS. THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE HOLDER'S BEST JUDGMENT AS TO ANY OTHER MATTER.
  --------------------------------------------------------------------------
   PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED
-- ENVELOPE                                                                 ---
  --------------------------------------------------------------------------
Please sign this proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation this signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

    HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?

    ------------------------------               ------------------------------

    ------------------------------               ------------------------------

    ------------------------------               ------------------------------

                          (CONTINUED ON REVERSE SIDE)

                               ASECO CORPORATION

Dear Stockholder:

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicated how your shares shall be voted. Then sign the card, detach it and return your proxy card in the enclosed postage paid envelope.

Your card must be received prior to the Annual Meeting of Stockholders on August 11, 1998.

Thank you in advance for your prompt consideration of these matters.

Sincerely,



Aseco Corporation

                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------------------------------------------------------
       Please mark your
A [X]  votes as in this
       example.



                     FOR       WITHHOLD                                                               FOR      AGAINST  ABSTAIN
1.) To elect one                                   2.) To approve an amendment to the Company's
    director for a   [_]       [_]                     1993 Employee Stock Purchase Plan increasing   [_]        [_]      [_]
    three-year term.                                   the number of shares issuable under such plan
                                                       from 100,000 to 150,000.
NOMINEE:  CARL S. ARCHER, JR.
                                                   3.) To ratify the Board of Director's selection
                                                       of Ernst & Young LLP as the Company's          [_]        [_]      [_]
                                                       independent auditors for the fiscal year
                                                       ending March 28, 1999.

                                                   4.) To transact such other business as may
                                                       properly come before the meeting and any       [_]        [_]      [_]
                                                       or all adjournments thereof.


                                                   MARK BOX AT RIGHT IF COMMENTS OR ADDRESS CHANGE HAVE BEEN NOTED        [_]
                                                   ON THE REVERSE SIDE OF THIS CARD.


Stockholder sign here                    Co-owner sign here                          Date:
                     --------------------                  --------------------------     -------------------
NOTE: Please be sure to sign and date this Proxy.